Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 16F headed “Change in Registrant’s Certifying Accountant” contained in Annual Report on Form 20-F dated the date of this letter of Nebius Group N.V. and we agree with such statements, except we are not in a position to agree or disagree with the Company’s statement in the section headed “New Auditor” that Deloitte & Touche LLP (“Deloitte”) was not consulted regarding (i) the application of accounting principles to a specific completed or proposed transaction, the type of audit opinion that might be rendered on the Company’s financial statements, or provide other written or oral information that was an important factor considered by the Company in reaching a decision as to an accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) and the related instructions to this Item, or a “reportable event” as described in Item 16F(a)(1)(v).

__________________________

/s/ Reanda Audit & Assurance B.V.

Amsterdam, Netherlands

April 30, 2026